Exhibit (a)(5)(AA)

Updated Novartis Acquisition MorphoSys.com Investors Page

Novartis Acquisition – Publication Offer Document/Reasoned Statement

This webpage will be housed on MorphoSys.com in the “Investors” section of the website

(https://www.morphosys.com/en/investors, http://www.morphosys.com/de/investors). It will include information on the proposed acquisition of MorphoSys by Novartis.

Global English URL: https://www.morphosys.com/en/investors/Novartis-TakeoverOffer

Global German URL: https://www.morphosys.com/de/investoren/Novartis-TakeoverOffer

Teaser:

Title: Voluntary Public Takeover Offer by Novartis

Subtitle: MorphoSys Enters into Business Combination Agreement to be Acquired by Novartis

Website:

Title: MorphoSys Enters into Business Combination Agreement to be Acquired by Novartis for € 2.7 Billion Equity Value

Business Combination Agreement:

On February 5, 2024, MorphoSys entered into a Business Combination Agreement with Novartis BidCo AG (formerly known as Novartis data42 AG) and Novartis AG (hereinafter collectively referred to as “Novartis”) based on the intention of Novartis to submit a voluntary public takeover offer for all outstanding MorphoSys no-par value bearer shares.

Novartis offers MorphoSys shareholders € 68.00 per share in cash, representing a total equity value of € 2.7 billion (the “Takeover Offer”). The offer price corresponds to a premium of 94% and 142% on the volume-weighted average price during the last month and three months, respectively, as of the unaffected January 25, 2024, closing price.

Offer Document by Novartis:

On April 11, 2024, Novartis published its offer document following approval by the German Federal Financial Supervisory Authority (“BaFin”). The acceptance period has commenced with the publication of the offer document on April 11, 2024, and will expire on May 13, 2024, at 24:00 hours CEST and 18:00 hours EDT (also on May 13, 2024). The Novartis offer document is available on its website here.

The MorphoSys Management Board and Supervisory Board unanimously recommended its shareholders accept the offer in their joint reasoned statement. The MorphoSys reasoned statement can be accessed here [Link to PDF version of Joint Reasoned Statement, included as Exhibit (a)(2) to the Schedule 14D-9 filed by MorphoSys with the SEC on April 11, 2024].

Public Communications:

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February 5, 2024, Ad-Hoc: MorphoSys AG Enters into Business Combination Agreement to be Acquired by Novartis for € 2.7 Billion Equity Value and into Purchase Agreement with Incyte for the Sale of Tafasitamab

•	February 5, 2024, Press Release: MorphoSys Enters into Business Combination Agreement to be Acquired by Novartis for € 2.7 Billion Equity Value

•	February 5, 2024, Investor & Analyst Presentation: MorphoSys to be Acquired by Novartis

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April 11, 2024, Press Release: MorphoSys’ Management Board and Supervisory Board Recommend Shareholders Accept Public Takeover Offer by Novartis [Link to Press Release, included as Exhibit (a)(5)(X) to the Schedule 14D-9 filed by MorphoSys with the SEC on April 11, 2024]

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April 11, 2024: Letter to MorphoSys Shareholders from Jean-Paul Kress, M.D., CEO, MorphoSys [The German-language webpage contains a link to Letter to Shareholders, included as Exhibit (a)(5)(S) to the Schedule 14D-9 filed by MorphoSys with the SEC on April 11, 2024]

•	April 11, 2024: Notice to the Bondholders (Publication of an Offer Document)

Jean-Paul Kress, M.D., CEO, MorphoSys	“The proposed acquisition by Novartis is in the best interest of MorphoSys, our shareholders and cancer patients – helping to accelerate commercial and development opportunities across our promising oncology pipeline. The offer made by Novartis provides MorphoSys shareholders with an opportunity to realize significant value upfront and with certainty. After conducting a thorough assessment of the offer document, we unanimously conclude that the offer, including the offer price, is highly attractive and equitable. We recommend our shareholders accept this offer.”

Shareholder Hotlines:

If you are a MorphoSys shareholder and have further questions on the Novartis offer and how to tender your shares, please call the takeover offer hotline established by Novartis at +49 89 3803 8187 (for German callers) or +44 20 3005 6716 (for international callers), or email: MORoffer@Georgeson.com. The hotline is available Monday to Friday from 9:00 – 18:00 hours CEST.

In addition, a takeover offer hotline for ADS holders established by Novartis is available Monday to Friday between 9:00 – 23:00 hours EDT, and Saturday between 12:00 – 18:00 hours EDT under +1 (866) 356-7344 (for U.S. callers) and +1 (781) 236-4704 (for callers outside the U.S.) or by email: MorphoSysADS@Georgeson.com.

Retail Shareholder Frequently Asked Questions:

1.	How can I tender my shares?

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Each shareholder will receive a notice from their custodian bank with detailed instructions on how to tender shares. If shareholders use online banking, the custodian bank may send documents to their electronic mailbox.

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Shareholders who wish to accept the offer should contact their custodian bank or other custodian investment service provider with a registered office or a branch in the Federal Republic of Germany. Such banks or institutions will assist them in taking the necessary steps.

•	Additional information on the acceptance and settlement of the offer can be found in the offer document.

•	The offer document is available on the Novartis website at www.novartis.com/investors/morphosys-acquisition.

2.	When did the acceptance period start? How long do I have to tender my shares?

•	The offer acceptance period commenced with the publication of the Novartis offer document on April 11, 2024.

•	The initial acceptance period will end, subject to a statutory extension, on May 13, 2024, at 24:00 hours CEST and 18:00 hours EDT (also on May 13, 2024).

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Shareholders should speak with their custodian banks about any relevant deadlines set by the custodian banks which may require action to be taken before the formal end of the acceptance period. The process to tender shares can take several days, depending on the custodian bank. Shareholders should consider tendering their shares several days before May 13, 2024.

3.	Can the offer be accepted beyond the acceptance period?

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If the minimum 65% acceptance threshold is reached and the other offer conditions are satisfied at the end of the initial acceptance period, there will be an additional acceptance period which is expected to begin on May 17, 2024.

•	The additional acceptance period will end on May 30, 2024, at 24:00 hours CEST and 18:00 hours EDT (also on May 30, 2024).

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But shareholders who wish to ensure that they receive the attractive offer price of € 68.00 per share should tender their shares during the initial acceptance period, which will end on May 13, 2024, at 24:00 hours CEST and 18:00 hours EDT (also on May 13, 2024), to ensure the minimum acceptance threshold of 65% is reached.

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Shareholders should speak with their custodian banks about any relevant deadlines set by the custodian banks which may require action to be taken before the formal end of the acceptance period. The process to tender shares can take several days, depending on the custodian bank. Shareholders should consider tendering their shares several days before May 13, 2024.

4.	When will I receive the money for my shares?

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For the shares tendered during the acceptance period, the settlement of the offer will occur no later than on the fourth banking day following the publication of the tender results after the end of the acceptance period, provided the minimum acceptance threshold has been reached and the other offer conditions have been satisfied.

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For the shares tendered during the additional acceptance period following a successful offer, the settlement of the offer will occur no later than on the fourth banking day following the publication of the tender results after the end of the additional acceptance period.

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Following the settlement of the offer, it will be the responsibility of the custodian banks to credit the offer price to the relevant shareholder without undue delay. Shareholders should contact their custodian bank with any questions.

5.	What happens if I don’t tender my shares?

•	Shareholders who decide not to tender their shares will remain MorphoSys shareholders.

•	Shareholders who do not tender their shares should consider the following:

•	A successful completion of the offer may result in a reduction of the free float and liquidity of the issued MorphoSys shares.

•	A potential reduction in the liquidity of MorphoSys shares could lead to greater fluctuations in the price of MorphoSys shares in the future.

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MorphoSys and Novartis have agreed to delist MorphoSys shares in Germany and in the U.S. immediately after the public takeover offer has been settled, which will further reduce the liquidity of MorphoSys shares.

6.	What costs and expenses will arise for shareholders tendering their shares?

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For MorphoSys shareholders who hold their shares in a securities deposit account with a custodian bank in Germany, the processing of the offer will in principle be free of costs and expenses of the custodian bank (except for possible costs for the transmission of the declaration of acceptance to the respective custodian bank).

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Any additional costs and expenses charged by custodian banks or foreign investment service providers and any expenses incurred outside of Germany must be assumed by the respective MorphoSys shareholder.

•	The ADS depositary’s cancellation fee of $ 0.05 per MorphoSys ADS will be borne by Novartis.

•	Any exchange, sales taxes or stamp duty resulting from the acceptance of the offer will be borne by Novartis.

7.	What are the tax implications when tendering shares?

•	MorphoSys shareholders should consult their tax advisors regarding the tax implications of accepting the Novartis offer.

8.	What rules apply for me as an ADS holder? Can I tender my ADSs?

•	ADS holders can instruct the ADS tender agent to tender the shares underlying their ADSs into the offer.

•	Detailed instructions on how to tender shares underlying ADSs can be found in the Novartis offer document.

•	The offer document is available on the Novartis website at www.novartis.com/investors/morphosys-acquisition.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). Following approval by the German Federal Financial Supervisory Authority (the “BaFin”), Novartis BidCo AG (formerly known as Novartis data42 AG) (the “Bidder”) has published an offer document containing the final terms and further provisions regarding the offer to purchase all outstanding Company no-par value bearer shares, including all no-par value bearer shares represented by American Depositary Shares, at an offer price of € 68.00 per share in cash (the “Takeover Offer”). The Bidder and Novartis AG have also filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing the offer document, the means to tender and other related documents (together, the “Takeover Offer Documents”). The Takeover Offer is being made solely pursuant to the Takeover Offer Documents, which contain the full terms and conditions of the Takeover Offer. The Company’s management board and supervisory board have issued a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents are available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Takeover Offer Documents and the Recommendation Statements, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder obtained no action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the Takeover Offer Documents.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to how many of the Company’s stockholders will tender their stock in the Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.